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                                                              EXHIBIT 23(A)

                     CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors of Whitman Corporation:

  We consent to incorporation by reference in this Registration Statement on Form S-3 of Whitman Corporation of our report dated January 16, 1995, relating to the consolidated balance sheets of Whitman Corporation and Subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994, annual report on Form 10-K of Whitman Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Chicago, Illinois

May 19, 1995